NEWS RELEASE

PolyOne Announces Second Quarter Results

•	Net income exceeds prior year as revenues increase 8.6% to $748.1 million
•	Specialty platform operating income increases nearly 70% versus second quarter 2007 results
•	Company expects full-year earnings growth versus prior year

CLEVELAND, August 7, 2008 - PolyOne Corporation (NYSE: POL), a premier global provider of specialized polymer materials, services and solutions, today reported second quarter revenues of $748.1 million, an 8.6 percent increase compared with revenues of $688.8 million in the second quarter of 2007.

Net income was $8.8 million, or $0.09 per diluted share, for the second quarter of 2008 compared with a loss of $5.4 million, or ($0.06) per diluted share, for the second quarter of 2007. Included in the results for the second quarter of 2008 and 2007 are special items equating to ($0.03) and ($0.16), respectively (see Attachment 1).

On a comparable basis, before special items, PolyOne reported $0.12 earnings per share in the second quarter of 2008 compared with $0.10 per share in the second quarter of last year. Specialty platform operating income growth combined with lower corporate costs largely offset a decline in the Performance Products and Solutions segment due to slowing demand in the North American housing and automotive markets. PolyOne also benefited from lower interest expense in the quarter as a result of paying off its high yield 10.625% senior notes in the 3rd quarter of last year.

"Our second quarter results continue to demonstrate the success of our transformation strategy allowing PolyOne to report earnings growth despite very challenging economic and inflationary conditions,” said Stephen D. Newlin, chairman, president and chief executive officer. Newlin continued, "Specialty platform earnings increased nearly 70% compared to the second quarter of 2007 - driven by the addition of GLS and organic growth expansion initiatives - and now represent 45% of total operating income from all operating segments.”

Newlin continued, “We continue to position the company to grow profitably despite economic headwinds. Our focus on commercial and operational excellence is evident in our performance so far this year as we have been able to close new business and improve sales mix to drive operating margin improvements in our Specialty and Distribution platforms. We are also benefiting from our improved capital structure that allowed the company to report lower interest expense in the current period and gives us future flexibility to opportunistically pursue acquisitions.”

PolyOne's Segments and Platforms

On July 1, 2008 PolyOne announced that during the second quarter of 2008, Producer Services, formerly included in All Other, was combined with Geon Performance Polymers to form the Performance Products and Solutions operating segment. In addition, North American Color and Additives and Specialty Inks and Polymer Systems, both formerly included in All Other, were combined to form a new operating segment named Specialty Color, Additives and Inks.

PolyOne now has six reportable segments: Specialty Engineered Materials; International Color and Engineered Materials; Specialty Color, Additives and Inks; Performance Products and Solutions; PolyOne Distribution; and Resin and Intermediates.

The Company frequently discusses its businesses in terms of three strategic platforms - Specialty; Performance Products and Solutions; and PolyOne Distribution. Performance Products and Solutions and PolyOne Distribution are also both reportable segments. The Specialty platform comprises Specialty Engineered Materials; International Color and Engineered Materials; and Specialty Color, Additives and Inks.

Outlook

The Company anticipates continued economic uncertainty as well as continued raw material and energy cost pressure. While second half 2008 revenues are expected to grow approximately 15% (including GLS) as compared to the second half of 2007, these aforementioned factors are expected to put downward pressure on earnings primarily in the Performance Products and Solutions segment.

Operating margin improvements in the Specialty and PolyOne Distribution platforms are expected to drive operating income growth for these platforms compared to third quarter 2007 levels. Third quarter 2008 operating income in the Performance Products and Solutions segment is projected to increase from the second quarter of this year but remain below the year-ago level due to raw material cost inflation and continued weak end-market demand. Resin and Intermediates operating income for the third quarter of 2008 is expected to approximate second quarter levels.

"Our specialty focus has allowed us to weather incredibly difficult market conditions, most notably a slowdown in the U.S. housing, construction and automotive industries along with unprecedented raw material and energy cost inflation,” said Newlin. “We recently announced our plans to reduce capacity and realign assets in North America as these conditions may continue for the foreseeable future. We are also seeing signs that European demand growth may be slowing, but it is too early to tell what impact, if any, this will have on our near-term consolidated results.“

“We anticipate the capacity reductions announced on July 28 will be fully implemented by the second quarter of next year, and we expect they will generate pre-tax savings of $17 million ($0.12 per share after-tax) on an annualized basis,” said Robert M. Patterson, senior vice president and chief financial officer. Patterson added, “These actions are part of our previously disclosed operational excellence target of $50 million in cumulative identified supply chain savings by 2011.”

Based on these projections, PolyOne expects full year 2008 earnings before special items to exceed prior year earnings before special items.

Second Quarter 2008 Earnings Release and Conference Call

PolyOne will host a conference call at 9:00 a.m. Eastern time on Thursday, August 7, 2008. The conference dial-in number is 866-543-6403 (domestic) or 617-213-8896 (international), passcode 35865076, conference topic: Second quarter 2008 PolyOne Earnings Conference Call. The replay number is 888-286-8010 (domestic) or 617-801-6888 (international). The passcode for the replay is 12202246. The call will be broadcast live and then be available via replay until August 14, 2008, on the Company's Web site at www.polyone.com.

About PolyOne

PolyOne Corporation, with annual revenues of more than $2.7 billion, is a premier provider of specialized polymer materials, services and solutions. Headquartered outside of Cleveland, Ohio USA, PolyOne has operations around the world. For additional information on PolyOne, visit our new Web site at www.polyone.com.

Investor Relations Contact:

Robert M. Patterson
Senior Vice President & Chief Financial Officer
PolyOne Corp.
+1 440-930-3302
bob.patterson@polyone.com

Use of Non-GAAP Financial Measures

This earnings release includes and the conference call will include the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures include: free cash flow; special items in operating income; operating income before special items; total diluted per share impact of special items; and diluted earnings per share before special items. The most directly comparable GAAP financial measures are: net cash provided (used) by operating activities, operating income (loss) and income (loss) per share.

PolyOne’s chief operating decision makers use these financial measures to monitor and evaluate the ongoing performance of the Company and each business segment and to allocate resources. In addition, operating income before special items and free cash flow are components of various PolyOne annual and long-term employee incentive plans.

Tables included in this earnings release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure (Attachments 5 & 6) and provide detail about special items (Attachment 1). Also attached are certain financial schedules and a summary of unaudited segment results.

Forward-looking Statements

In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance and/or sales. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance; results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to:

•
the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks;

•	changes in polymer consumption growth rates within the U.S., Europe or Asia or other countries where PolyOne conducts business;
•
changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which PolyOne participates;

•	fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles;
•	production outages or material costs associated with scheduled or unscheduled maintenance programs;
•	the cost of compliance with environmental laws and regulations, including any increased cost of complying with new or revised laws and regulations;
•
unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs and/or reserves for such contingencies;

•
an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to PolyOne’s specialization strategy, operational excellence initiatives, cost reductions and employee productivity goals;

•	an inability to raise or sustain prices for products or services;
•	an inability to maintain appropriate relations with unions and employees in certain locations in order to avoid business disruptions;
•	any change in any agreements with product suppliers to PolyOne Distribution that prohibits PolyOne from continuing to distribute a supplier’s products to customers;
•	the possibility that the degradation in the North American residential construction market is more severe than anticipated;
•	the timing of plant closings in connection with the recently announced manufacturing realignment;
•	separation and severance amounts that differ from original estimates because of the timing of employee terminations;
•	amounts for non-cash charges relating to property, plant and equipment that differ from the original estimates because of the ultimate fair market value of such property, plant and equipment;
•	amounts required for capital expenditures at remaining locations changing based on the level of expenditures required to shift production capacity;

•	PolyOne’s ability to realize anticipated savings and operational benefits from its realigning of assets, including those related to closure of certain production facilities;
•	the ability to successfully integrate GLS;
•	the ability to successfully integrate Ngai Hing PlastChem; and
•	other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K furnished to the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Attachment 1
Supplemental Information

Summary of Consolidated Operating Results (Unaudited)
Second Quarter 2008
(In millions, except per share data)

	2Q08	2Q07	1Q08

Operating results:
Sales	$748.1	$688.8	$713.7

Operating income	24.0	12.4	20.1

Net income (loss)	8.8	(5.4)	6.5

Earnings per common share:
Basic and diluted earnings per share	$0.09	$(0.06)	$0.07
Total diluted per share impact of special items (1)	(0.03)	(0.16)	(0.01)
Diluted earnings per share before special items	$0.12	$0.10	$0.08

(1)
“Special items” is a non-GAAP financial measure. “Special items” includes charges related to specific strategic initiatives such as: the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phaseout costs; executive separation agreements; asset impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; and adjustments to reflect a tax benefit on domestic losses. Following is a list of “Special items”.

Special items (in millions, except per share data)	2Q08	2Q07	1Q08

Employee separation and plant phaseout costs (a)	$(1.5)	$(0.7)	$	─
Impairment of former investment in OxyVinyls (b)	−	(15.9)		−
Environmental remediation costs (c)	(2.3)	(0.9)		(1.6)
Impact on operating income	(3.8)	(17.5)		(1.6)

Deferred note issuance cost write-off	−	(1.1)		−
Premium on early extinguishment of debt	−	(5.3)		−
Impact on income before income taxes	(3.8)	(23.9)		(1.6)

Income tax benefit on above items	1.3	8.6		0.6
Impact on net income	$(2.5)	$(15.3)		$(1.0)

Total diluted per share impact of special items	$(0.03)	$(0.16)		$(0.01)

a.
Severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plant and equipment resulting from restructuring initiatives and executive separation agreements.

b.	Non-cash impairment charge to adjust the carrying value of our former equity investment in OxyVinyls to fair market value.
c.	Environmental remediation costs for facilities either no longer owned or closed in prior years.

Attachment 2

PolyOne Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Sales	$748.1	$688.8	$1,461.8	$1,346.6

Cost of sales	659.6	606.3	1,288.4	1,180.0
Gross margin	88.5	82.5	173.4	166.6
Selling and administrative	75.0	68.5	147.9	132.6
Income (loss) from equity affiliates and minority interest	10.5	(1.6)	18.6	4.9
Operating income	24.0	12.4	44.1	38.9
Interest expense	(10.7)	(16.0)	(19.9)	(31.3)
Interest income	0.9	0.9	1.7	1.8
Premium on early extinguishment of long-term debt	−	(5.3)	−	(5.3)
Other expense, net	(0.7)	(1.8)	(2.7)	(2.7)
Income (loss) before income taxes	13.5	(9.8)	23.2	1.4
Income tax (expense) benefit	(4.7)	4.4	(7.9)	0.6
Net income (loss)	$8.8	$(5.4)	$15.3	$2.0

Basic and diluted earnings (loss) per common share	$0.09	$(0.06)	$0.16	$0.02

Weighted average shares used to compute earnings per share:
Basic	93.0	92.8	93.0	92.7
Diluted	93.8	92.8	93.5	93.0

Dividends declared per share of common stock	$–	$–	$–	$–

Equity earnings (loss) recorded by PolyOne:
SunBelt	$9.4	$11.0	$16.6	$18.0
OxyVinyls	–	2.2	–	0.9
Impairment of investment in OxyVinyls	–	(15.9)	–	(15.9)
Other equity affiliates	1.1	1.2	2.0	2.0
Minority interest	–	(0.1)	–	(0.1)
Income (loss) from equity affiliates and minority interest	$10.5	$(1.6)	$18.6	$4.9

Attachment 3

PolyOne Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$59.8	$79.4
Accounts receivable, net	423.2	340.8
Inventories	277.4	223.4
Deferred income tax assets	20.4	20.4
Other current assets	22.8	19.8
Total current assets	803.6	683.8
Property, net	467.5	449.7
Investment in equity affiliates	30.1	19.9
Goodwill	333.0	288.8
Other intangible assets, net	71.3	6.7
Deferred income tax assets	67.6	69.9
Other non-current assets	66.1	64.2
Total assets	$1,839.2	$1,583.0

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term bank debt	$89.8	$6.1
Accounts payable	339.9	250.5
Accrued expenses	99.7	94.4
Current portion of long-term debt	12.9	22.6
Total current liabilities	542.3	373.6
Long-term debt	388.4	308.0
Post-retirement benefits other than pensions	79.3	81.6
Pension benefits	67.5	82.6
Other non-current liabilities	85.8	87.8
Total liabilities	1,163.3	933.6
Shareholders’ equity	675.9	649.4
Total liabilities and shareholders’ equity	$1,839.2	$1,583.0

Attachment 4

PolyOne Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating Activities
Net income (loss)	$8.8	$(5.4)	$15.3	$2.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15.9	14.5	31.7	28.6
Charges for environmental remediation	2.3	0.9	3.9	1.9
Cash payments for environmental remediation	(2.5)	(1.4)	(4.8)	(2.9)
Deferred income tax provision (benefit)	1.0	(6.5)	0.4	(5.4)
Premium on early extinguishment of long term debt	–	5.3	–	5.3
Stock compensation expense	0.7	2.4	1.5	2.6
Companies carried at equity and minority interest:
Impairment of investment in equity affiliate	–	15.9	–	15.9
Income from equity affiliates and minority interest	(10.5)	(14.3)	(18.6)	(20.8)
Dividends and distributions received	7.4	9.6	8.3	9.8
Contributions to pensions and other post-retirement plans	(13.3)	(10.9)	(20.0)	(13.7)
Change in assets and liabilities:
Accounts receivable	(27.5)	(12.6)	(77.1)	(70.8)
Inventories	(4.8)	(12.1)	(33.3)	(17.0)
Accounts payable	32.7	35.7	78.3	79.8
Increase (decrease) in sale of accounts receivable	(72.8)	89.2	13.8	89.2
Accrued expenses and other	5.2	(13.5)	0.3	(3.9)
Net cash (used) provided by operating activities	(57.4)	96.8	(0.3)	100.6

Investing Activities
Capital expenditures	(11.5)	(14.4)	(19.9)	(21.9)
Business acquisitions, net of cash received	–	–	(150.0)	–
Proceeds from sale of assets	–	1.2	–	5.2
Net cash used by investing activities	(11.5)	(13.2)	(169.9)	(16.7)

Financing Activities
Change in short-term debt	0.7	17.4	82.6	17.5
Issuance of long-term debt, net of debt issuance cost	77.8	–	77.8	–
Repayment of long-term debt	(10.7)	(120.7)	(11.4)	(121.4)
Premium on early extinguishment of long-term debt	–	(5.3)	–	(5.3)
Proceeds from exercise of stock options	–	0.4	–	0.7
Net cash provided (used) by financing activities	67.8	(108.2)	149.0	(108.5)

Effect of exchange rate changes on cash	1.7	1.5	1.6	2.4
Increase (decrease) in cash and cash equivalents	0.6	(23.1)	(19.6)	(22.2)
Cash and cash equivalents at beginning of period	59.2	67.1	79.4	66.2
Cash and cash equivalents at end of period	$59.8	$44.0	$59.8	$44.0

Attachment 5

Business Segment and Platform Operations (Unaudited)
(In millions)

Operating income at the segment level does not include: corporate general and administration costs that are not allocated to segments; intersegment sales and profit eliminations; charges related to specific initiatives, such as the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phaseout costs; executive separation agreements; share-based compensation costs; asset impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; and certain other items that are not included in the measure of segment profit and loss that is reported to and reviewed by the chief operating decision maker. These costs are included in “Corporate and eliminations.”

	2Q08	1Q08	4Q07	3Q07	2Q07

Sales:
International Color and Engineered Materials	$172.1	$165.2	$146.9	$147.4	$150.3
Specialty Engineered Materials	67.3	64.5	28.7	31.8	31.4
Specialty Color, Additives and Inks	60.8	58.4	53.0	58.7	60.5
Specialty Platform	300.2	288.1	228.6	237.9	242.2
Performance Products and Solutions	273.7	259.3	246.1	274.5	293.0
PolyOne Distribution	208.2	201.1	184.0	185.8	190.1
Corporate and eliminations	(34.0)	(34.8)	(27.4)	(33.4)	(36.5)
Sales	$748.1	$713.7	$631.3	$664.8	$688.8

Gross margin:
International Color and Engineered Materials	$30.7	$28.8	$23.0	$23.9	$25.8
Specialty Engineered Materials	12.5	11.6	2.9	3.4	3.1
Specialty Color, Additives and Inks	12.4	11.2	9.5	11.2	11.3
Specialty Platform	55.6	51.6	35.4	38.5	40.2
Performance Products and Solutions	19.0	21.0	15.6	23.9	30.9
PolyOne Distribution	18.1	17.2	15.4	14.8	15.8
Resin and Intermediates	−	−	−	−	(0.2)
Corporate and eliminations	(4.2)	(4.9)	(2.0)	(47.2)	(4.2)
Gross margin	$88.5	$84.9	$64.4	$30.0	$82.5

Operating income (loss):
International Color and Engineered Materials	$10.4	$7.8	$4.8	$6.5	$7.8
Specialty Engineered Materials	3.2	2.9	(1.0)	−	(0.3)
Specialty Color, Additives and Inks	3.5	2.8	1.3	3.2	2.6
Specialty Platform	17.1	13.5	5.1	9.7	10.1
Performance Products and Solutions	5.3	8.3	4.3	12.6	18.6
PolyOne Distribution	7.0	5.5	5.7	5.3	6.5
Resin and Intermediates	8.7	5.9	7.3	11.2	12.0
Corporate and eliminations	(14.1)	(13.1)	(3.8)	(62.4)	(34.8)
Operating income (loss)	$24.0	$20.1	$18.6	$(23.6)	$12.4

Specialty Platform consists of our three specialty businesses: International Color and Engineered Materials; Specialty Engineered Materials; and Specialty Color, Additives and Inks.

Attachment 6

Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

Senior management uses operating income before the effect of “special items” to assess performance and allocate resources because senior management believes that this measure is useful in understanding current profitability levels and that current levels may serve as a base for future performance. In addition, operating income before the effect of “special items” is a component of various PolyOne annual and long-term employee incentive plans and is used in debt covenant computations.

Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP. See “Attachment 1” for a list of “Special items”.

	2Q08	2Q07	1Q08

Operating income before special items	$27.8	$29.9	$21.7
Special items in operating income	(3.8)	(17.5)	(1.6)
Operating income	$24.0	$12.4	$20.1

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation to Condensed Consolidated Statement of Cash Flows	2008	2007	2008	2007

Net cash (used) provided by operating activities	$(57.4)	$96.8	$(0.3)	$100.6
Net cash used by investing activities	(11.5)	(13.2)	(169.9)	(16.7)
Decrease (increase) in sale of accounts receivable	72.8	(89.2)	(13.8)	(89.2)
Premium on early extinguishment of long-term debt	–	(5.3)	–	(5.3)
Other financing activities	(1.8)	(1.2)	(3.2)	(1.0)
Effect of exchange rate changes on cash	1.7	1.5	1.6	2.4
Decrease (increase) in borrowed debt less cash and cash equivalents	3.8	(10.6)	(185.6)	(9.2)

Plus business acquisitions, net of cash received	–	–	150.0	–
Less proceeds from exercise of stock options	–	(0.4)	–	(0.7)
Free cash flow	$3.8	$(11.0)	$(35.6)	$(9.9)